Alpine Air Express Announces the Closing of a Six Million Dollar Financing Package

PROVO, Utah--(BUSINESS WIRE)—Monday, August 06, 2007--Alpine Air Express Inc. (OTCBB: APNX), announced that its operating subsidiary, Alpine Aviation, Inc., a leading provider of regional air cargo transport and logistics services, has completed a six million dollar financing package, which will increase the Company’s monthly cash flow by nearly $30,000.

The financing package, which was completed with the Salt Lake City based Marquette Equipment Financing Group, is intended to retire existing debt and to be used for general administrative purposes.  The new loan is intended to take advantage of the favorable lending conditions that exist for well-established companies such as Alpine Air.

Gene Mallette, CEO of Alpine Air, commented, “This funding allows us to spread our nominal debt over a much longer term, and dramatically improves our position as we contemplate acquisitions, which will complement Alpine's strategic growth and profitability.”

Founded in 1975, Alpine Air, a wholly owned subsidiary of Alpine Air Express Inc., provides competitively priced scheduled air cargo flights throughout the western and southwestern United States. The Company has an established client base that includes various contract operations, freight forwarders, and other cargo and logistics firms. Alpine Air provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful completion of the proposed leasing transaction, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:

Alpine Air Express Inc., Provo

Michael Dancy, 801-746-3570